Exhibit 99.4

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of May 25, 2010, by and between DGSE Companies, Inc., a Nevada corporation (the “Company”), and NTR Metals, LLC, a Texas limited liability company (the “Stockholder”), which is becoming a shareholder of the Company pursuant to the repurchase of 3,000,000 shares (the “Shares”) of the Company’s common stock (the “Common Stock”) as contemplated by (i) the Purchase and Sale Agreement (and amendment thereto), dated January 27, 2010, by and among the Company and the court-appointed receiver for Stanford International Bank, LTD (the “SIBL Purchase Agreement”); (ii) the Partial Assignment Agreement, dated May 25, 2010, by and among the Company and the Stockholder (the “Partial Assignment Agreement”); and (iii) the Closing Agreement, dated May 25, 2010, by and among the Company, the Stockholder, and Dr. L.S. Smith, an individual (the “Closing Agreement,” and together with the SIBL Purchase Agreement, the Partial Assignment Agreement and this Agreement, the “Agreements”).

WHEREAS, in conjunction with the transactions contemplated in the Agreements, Stockholder is entitled to receive the Shares at Closing Date (as that term is defined in the Closing Agreement) on the terms and conditions set forth in more detail in the Agreements; and

WHEREAS, in order to facilitate the consummation of the transactions contemplated by the Agreements and to provide for an orderly market for the Common Stock, the Stockholder has agreed to enter into this Agreement on or before the Closing Date (as that term is defined in the Closing Agreement) and to thereby restrict the sale, offer for sale, pledge, assignment, transfer, conveyance, hypothecation, alienation or any other disposition of the Shares received by the Stockholder, all on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

(1) Except as otherwise provided herein, Stockholder expressly agrees that it will not make or cause to be made any sale, offer for sale, transfer, pledge, assignment, conveyance, hypothecation, alienation or any other disposition, of the Shares received by the Stockholder, without Company’s prior written consent, earlier than the one-year anniversary of the date on which the Shares were transferred to Stockholder.

(2) a. In the event of a firmly-underwritten public offering of the Company’s Common Stock or other equity interest of the Company for the account of the Company registered under the Securities Act of 1933, as amended (the “1933 Act”) by a nationally recognized investment bank resulting in at least US $35,000,000 in gross proceeds (before underwriters’ discounts and selling commissions) to the Company (the “Public Offering”), Stockholder agrees that for a period of one hundred eighty (180) days commencing on the effective date of the registration statement filed under the 1933 Act relating to the Public Offering (the “Lock-up Period”), Stockholder will not offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any of the Common Stock received by the Stockholder. In order to enable the Company to enforce the aforesaid restrictions on transfer, Stockholder hereby agrees that the Company may impose stop-transfer instructions with respect to Common Stock received by the Stockholder, owned beneficially or of record by Stockholder until the end of such one hundred eighty (180) day period.

(b)	In the event that the Financial Industry Regulatory Authority (“FINRA”), or any other state or federal regulatory authority requires that the Lock-Up Period be extended in connection with the Public Offering, Stockholder agrees that he will execute any agreements and other documents to extend the Lock-Up Period to the extent required by FINRA or such other regulatory authority.

(c)	The restrictions set forth in this Section 2 may be waived by the board of directors of the Company if it determines in good faith and in the exercise of its fiduciary duties that such waiver would be in the best interests of the Company and its stockholders for any valid business purpose, including, without limitation, to increase the liquidity of the Common Stock.

(3) To the extent not inconsistent with applicable law, if any or all of the Shares received by the Stockholder are included in a registration statement, Stockholder agrees not to effect any public sale or distribution of the issue being registered or a similar security of the Company, or any securities exercisable for such securities, including a sale pursuant to Rule 144 under the 1933 Act, during the fourteen (14) days prior to, and during the one hundred eighty (180) day period beginning on, the effective date of such registration statement (except as part of the registration), if and to the extent requested by the managing underwriter or underwriters in the case of an underwritten public offering.

(4) In the event of a tender offer to purchase all or substantially all of the Company’s issued and outstanding securities, including all of the securities owned by the Company, or a merger, consolidation or other reorganization with or into an unaffiliated entity, and if the requisite number of the record and beneficial owners of Company securities then outstanding are voted in favor of such tender offer, merger, consolidation or reorganization, and such tender offer, merger, consolidation or reorganization is completed, this Agreement shall terminate in order to permit the Stockholder to participate in such event, and the Common Stock restricted pursuant hereto shall be immediately released from the restrictions contained herein.

(5) The restrictions covered by this Agreement shall be appropriately adjusted should the Company make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of Common Stock.

(6) This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

(7) All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement, to the Company at 11311 Reeder Road, Dallas, Texas 75229, Attn: Dr. L.S. Smith, and to the Stockholder at the address set forth on the signature page. All notices shall be deemed to be CLI-1800860v2 given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

(8) The sale and transfer restrictions on the Shares set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

(9) This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto. Each party to this Agreement hereby acknowledges that it has not received or relied upon any statements or representations by any other party or its agents which are not expressly set forth herein.

(10) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts entered into and to be performed wholly within said State; and Company and the Stockholder agree that any action based upon this Agreement may be brought exclusively in the United States and state courts located in Texas, and each submits itself to the jurisdiction of such courts for all purposes hereunder.

(11) In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney’s fees incurred in the enforcement of this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

DGSE COMPANIES, INC.

By:	/s/ Dr. L.S. Smith
Name:	Dr. L.S. Smith
Title:	Chief Executive Officer

STOCKHOLDER: NTR METALS, LLC

By:	/s/ John R. Loftus
Name:	John R. Loftus
Title:	President
Address:	10720 Composite Drive Dallas, Texas 75220